Exhibit 5.2

The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street, 7th Floor

Chicago, Illinois 60602

August 14, 2020

Gentlemen:

The undersigned, Thomas G. Berkemeyer, counsel for American Electric Power Company, Inc. (the “Company”), delivers this opinion in accordance with Sections 102, 303, 903 and 1203 of the Junior Subordinated Indenture, dated as of March 1, 2008 (the “Base Indenture”), from the Company to The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, as trustee (the “Trustee”), and in connection with the issuance and sale by the Company of (i) $850,000,000 aggregate principal amount of the Company’s 1.30% Junior Subordinated Debentures Due August 15, 2025 (the “Pledged Debentures”), in definitive registered form, registered in the name of The Bank of New York Mellon Trust Company, N.A. as Purchase Contract Agent (the “Purchase Contract Agent”) and (ii) $0 aggregate principal amount of the Company’s 1.30% Junior Subordinated Debentures Due August 15, 2025 (the “Separate Debentures,” and together with the Pledged Debentures, the “Debentures”), in the form of Global Securities, registered in the name of The Depository Trust Company or its nominee, under the Indenture, as supplemented by Supplemental Indenture No. 2, dated as of August 14, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and pursuant to the Company Order and Officers’ Certificate, of even date herewith. Capitalized terms not otherwise defined herein shall have the meanings specified in the Indenture.

I hereby advise you that in my opinion:

(a)	the form of the Debentures has been duly authorized by the Company and has been established in conformity with the provisions of the Indenture;

(b)	the terms of the Debentures have been duly authorized by the Company and have been established in conformity with the provisions of the Indenture;

(c)

the Debentures, when authenticated and delivered by the Trustee in accordance with the Indenture and the aforesaid Company Order and the Board Resolutions referred to therein, and issued, executed and delivered by the Company as contemplated by and in accordance with such Company Order and duly paid for by the purchasers, will have been duly issued under the Indenture and will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, subject, as the enforcement, to the effects of

The Bank of New York Mellon Trust Company, N.A.

August 14, 2020

bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and

(d)

the Supplemental Indenture has been duly and validly authorized by the Company by all necessary corporate action, has been duly and validly executed and delivered by the Company, and is a valid and binding instrument enforceable against the Company in accordance with its terms, subject, as to enforcement, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

In rendering the opinions set forth in paragraphs (a), (b), (c) and (d) above, (A) I have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for such opinions, and (B) in such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

I have read the covenants and conditions contained in the Base Indenture with respect to compliance with which this opinion is given, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in the Company Order, and the definitions in the Indenture relating thereto.

I am of the opinion that (x) such conditions and covenants and all conditions precedent provided for in the Base Indenture (including any covenants compliance with which constitutes a condition precedent) relating to (1) the execution and delivery of the Supplemental Indenture and (2) the issuance, authorization and delivery of the Debentures have been complied with and (y) the execution of the Supplemental Indenture is authorized or permitted by the Base Indenture.

I am a member of the Bar of the State of New York.

WITNESS my hand as of this 14th day of August 2020.

/s/ Thomas G. Berkemeyer

Thomas G. Berkemeyer

The Bank of New York Mellon Trust Company, N.A.

August 14, 2020

Counsel to American Electric Power Company, Inc.